Exhibit 10.8.3

Amendment No. 2 to Sales Representative Agreement

This Amendment No. 2 to the Sales Rep Agreement (the “Amendment”) is made and entered into as of October 1, 2012 (the “Effective Date”) by and between Ambarella, Inc., a Cayman Island corporation having its registered offices located at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Company”), and WT Microelectronics Co., Ltd., a Taiwanese corporation, having its principal place of business at 14F, No. 738, Chung Cheng Road, Chung Ho City, Taipei Hsien, Taiwan, R.O.C., and its subsidiaries and affiliates (collectively referred to as “Representative”).

Capitalized terms not defined in this Amendment shall have the meaning set forth in the Sales Representative Agreement between the parties effective January 31, 2011 (the “Agreement”).

RECITALS

WHEREAS, the Agreement provides for an initial term of twelve (12) months beginning January 31, 2011, with automatic renewals for additional twelve (12) month periods.

WHEREAS, the parties wish to modify the Agreement to provide for a term of three (3) years beginning from the Effective Date of this Amendment.

NOW, THEREFORE, in consideration of the mutual premises and of the performance of the mutual covenants herein, the parties agree as follows:

1.	EXTENSION OF TERM OF AGREEMENT

1.1 Extension of Term. With effect from the Effective Date set forth above, and subject to the provisions of Section 14 of the Agreement, the term of the Agreement shall be extended to and including September 30, 2015 (the “Term”). If the parties continue to perform under the Agreement after the expiration of the foregoing Term, the Agreement will then automatically renew for successive fixed terms of twelve (12) months each unless terminated by written notice at least sixty (60) days prior to each consecutive anniversary date hereof.

2.	GENERAL PROVISIONS

2.1 Conflict or Inconsistency. All other provisions of the Agreement not modified by this Amendment shall remain in full force and effect. In the event of any conflict or inconsistency of any term or provision set forth in this Amendment and the Agreement, such conflict or inconsistency shall be resolved by giving precedence first to this Amendment.

2.2 Complete Agreement. This Amendment represents the full and complete agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, whether oral, written or otherwise, regarding such subject matter. Any amendment thereof must be in writing and executed by the parties hereto.

2.3 Governing Law. The validity, construction and performance of this Amendment shall be governed by and interpreted in accordance with the laws of the State of California, without regard to or application of choice of law rules or principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

2.4 Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which will be considered an original and all of which together will constitute one agreement. This Amendment may be executed by the attachment of signature pages which have been previously executed.

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IN WITNESS WHEREOF, the parties have executed this Amendment through their duly authorized representatives as set forth below:

DULY EXECUTED:

Signed for and on behalf of		Signed for and on behalf of

Ambarella		WT Microelectronics Co., Ltd.

Signed:	/s/ Michael Morehead	Signed:	/s/ Eric Cheng

Printed Name:	Michael Morehead	Printed Name:	Eric Cheng

Title:	General Counsel	Title:	President

Date:	10-4-2012	Date:	October 4, 2012

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